UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2023

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

224 Airport Parkway, San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	HTBK	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2023, directors Walter T. Kaczmarek and Robert T. Moles both announced that they will not stand for election to the Board of Directors of Heritage Commerce Corp (the “Company”) and its banking subsidiary, Heritage Bank of Commerce at the 2023 Annual Shareholder Meeting to be held on May 25, 2023 (“2023 Annual Meeting”).

Change in Size of the Board of Directors

The Company’s bylaws provide that the number of directors shall not be less than 9 and not more than 15 with the specific number set from time to time by the Board of Directors by resolution. At its meeting on March 23, 2023, the Board of Directors by resolution reduced the number of directors from 12 to 10, to take effect immediately preceding the 2023 Annual Meeting.

Executive Compensation

On March 23, 2023, the Board of Directors of the Company, upon recommendation of its Personnel and Compensation Committee, approved the following increases in salaries to the named executive officers which take effect April 1, 2023

Name/Position	New Salary	Percentage Increase
Robertson Clay Jones President and Chief Executive Officer	$622,000	11.1%

Margo G. Butsch Executive Vice President and Chief Credit Officer of Heritage Bank of Commerce	$342,490	4%

Janice Y. Coonley Executive Vice President and Chief People and Diversity Officer of Heritage Bank of Commerce	$338,000	4%

Lawrence D. McGovern Executive Vice President and Chief Financial Officer	$415,880	4%

Deborah K. Reuter Executive Vice President, Chief Risk Officer and Corporate Secretary	$348,395	4%

New Executive Employment Agreement

At its March 23, 2023, meeting the Board of Directors of the Company on the recommendation of the Personnel and Compensation Committee approved a new employment agreement for Deborah K. Reuter, Executive Vice President, Chief Risk Officer and Corporate Secretary. The employment agreement is effective April 1, 2023 and is for one year and is automatically renewed for one year terms. Under the agreement, Ms. Reuter receives an annual salary of $348,395 with annual increases, if any, as determined by the Company’s Chief Executive Officer and the Personnel and Compensation Committee annual review of executive salaries. In addition to her salary, she is eligible to participate in the Management Incentive Plan. Ms. Reuter participates in the Company’s 401(k) plan, under which she may receive matching contributions up to $3,000. The Company provides to Ms. Reuter, at no cost to her, group life, health, accident and disability insurance coverage for herself and her dependents. Ms. Reuter receives an automobile allowance in the amount of $700 per month. Ms. Reuter is provided with life insurance coverage in the amount of two times her salary not to exceed $700,000. She is also provided with long term care insurance, with a lifetime benefit of up to $72,000.

If Ms. Reuter’s employment agreement is terminated without cause, she will be entitled to a lump sum payment equal to one times her base salary and her average annual bonus during the last three years. If Ms. Reuter’s employment is terminated by the Company or she resigns for good reason 120 days before or within two years after a change in control, she will be entitled to a lump sum payment of two times her base salary and her average annual bonus during the last three years. If Ms. Reuter’s employment is terminated by the Company without cause, her participation in group insurance coverage will continue on at least the same level as at the time of termination for a period of 12 months from the date of termination. If Ms. Reuter’s employment is terminated by the Company as a result of a change in control, or she resigns for a good reason as a result of a change in control, these benefits will continue for an additional 24 months from the date of termination. Additionally, following the termination of her employment, Ms. Reuter has agreed to refrain from certain activities that would be competitive with the Company within the counties in California in which the Company has located its headquarters or branch offices, including refraining for 12 months from the date of termination from soliciting Company employees or customers.

Ms. Reuter’s employment agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(D) Exhibits.

10.1	Deborah K. Reuter Employment Contract, dated March 23, 2023
10.4	Cover Page Interactive Data File (embedded within XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 27, 2023

Heritage Commerce Corp

By:	/s/ Lawrence D. McGovern
Lawrence D. McGovern
Executive Vice President and Chief Financial Officer

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